SECURITIES AND EXCHANGE COMMISSION
                                         Washington, D.C.  20549




                                                 FORM 8-K



                                              CURRENT REPORT




                                    PURSUANT TO SECTION 13 OR 15(d) OF
                                    THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of Earliest Event Reported) February 2, 1994




                                          WESTERN RESOURCES, INC.
                          (Exact Name of Registrant as Specified in Its Charter)




             KANSAS                 1-3523                       48-0290150
(State or Other Jurisdiction of (Commission                     (Employer
Incorporation or Organization)     File Number)     Identification No.)



   818 KANSAS AVENUE, TOPEKA, KANSAS                              66612
(Address of Principal Executive Offices)           (Zip Code)




         Registrant's Telephone Number Including Area Code (913) 575-6300

                                          WESTERN RESOURCES, INC.


Item 5.  Other Events

        Western Resources, Inc. has completed the sale of its Missouri natural gas distribution operations to Southern Union Company for approximately $400 million.

The following press release was issued on January 31, 1994.


                              WESTERN RESOURCES' SALE TO SOUTHERN UNION FINAL

        KANSAS CITY, Missouri, January 31, 1994 -- Southern Union Company (AMEX:SUG) and Western Resources, Inc. (NYSE:WR) today completed Southern Union's purchase from Western Resources of the Missouri natural gas distribution operations serving approximately 460,000 customers in western and central Missouri. Plans for the sale previously were announced in July 1993.

        The approximately $400 million acquisition was funded through Southern Union's previously announced subscription rights offering of Common Stock completed in December 1993 and sale of Senior Notes Due 2024. The closing for the sale of the Senior Notes occurred concurrently with the acquisition.

        "Southern Union is in a prime position for a profitable future," said George L. Lindemann, Southern Union chairman and chief executive officer. "This acquisition almost doubles the company's size, adds a colder climate to balance our Texas operations, and opens a new arena to market non-traditional uses of natural gas, such as natural gas vehicles and air conditioning."

        Southern Union is a pioneer in natural gas vehicle technology, natural gas air-conditioning, and other gas engine-driven applications offsetting the seasonal nature of the natural gas business.

        "We have worked very diligently with Southern Union to ensure a smooth transition in operations and customer service," said John E. Hayes, Jr., Western Resources chairman of the board, president, and chief executive officer. "We expect the sale to have a favorable impact on key credit measures while allowing us to continue building financial strength and flexibility."

        The Missouri properties sold by Western Resources to Southern Union represent approximately seven percent of Western Resources' net utility plant, 18 percent of total 1993 revenues, and seven percent of Western Resources' operating income. The net proceeds from the sale will lower long- and short-term debt. The sale price of approximately $400 million includes the assumption of on- and off-balance sheet liabilities.

        In October 1993, Southern Union acquired the Rio Grande Valley Gas operations adding 75,000 customers. "Southern Union will continue to seek growth opportunities while maintaining our commitment to deliver safe, reliable, low-cost energy to customers," said Lindemann.

        Southern Union will operate the Missouri properties as Missouri Gas Energy, a Missouri-based division headquartered in Kansas City. Approximately 1,000 employees, formerly with Gas Service in Missouri, will become Missouri Gas Energy employees.

        The Gas Service name and logo will be retained by Western Resources. It will be used for the natural gas transmission system at compressor stations and storage fields, on the main system pipeline, and for other natural gas supply functions.

        Southern Union Company is a publicly owned company headquartered in Austin, Texas. It is primarily engaged in the business of natural gas distribution to more than 935,000 customers in Texas, the Oklahoma Panhandle, and western and central Missouri.

        Western Resources, through its operating companies KPL, KG&E, and Gas Service, provides natural gas service to 633,000 customers in Kansas and northern Oklahoma, and electric service to 585,000 customers in eastern and central Kansas.

                                                SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                             Western Resources, Inc.




Date      February 2, 1994           By               S.L. Kitchen
                                       S. L. Kitchen, Executive Vice President
                                             and Chief Financial Officer



Date      February 2, 1994           By          Jerry D. Courington
                                                 Jerry D. Courington,
                                                      Controller